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                                                                    Exhibit 11.1

                               RESOUND CORPORATION

             STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (in thousands except per share data)


                                                                                March 31,        March 31,
                                                                                ---------        ---------
                                                                                  1997             1996
                                                                                  ----             ----
Net income (loss) applicable to common shareholders ...............             $   (969)         $    118
                                                                                ========          ========

Average common shares outstanding (1) .............................               19,389            15,690
Net effect of dilutive stock options (based on treasury stock
  method ..........................................................                   --               429
                                                                                --------          --------
Total shares for primary and fully diluted net income per share (2)               19,389            16,119
                                                                                ========          ========

Net income (loss) per share .......................................             $  (0.05)         $   0.01
                                                                                ========          ========



Notes:
(1) Actual shares issued and outstanding as of March 31, 1997 were 19,428,760.
(2) Fully diluted amounts do not differ materially.